Exhibit 10.18

Labor Contract

Party A (employer): Guangdong Mingyang	Party B (employee):
Wind Power Industrial Group Co., Ltd.	ID Number:
Legal Representative: Zhang Chuanwei	Permanent address:
Address: Wuxing village, Torch	Contact Number:
development zone, Zhongshan city.
Contact number: 0760-88587710

Due to Party A in the needs of production (working), according to labor laws and the provision of other relevant policies and regulations, agree to hire Party B as their employee. Both parties are basis on the principle of equality, voluntariness and unanimity through consultation sign this contract to abide by.

I Contract period

(1) Contract period

From December 10th, 2009 to December 9th, 2012. Three months probation.

II Job content

(1) Party B’s position (includes department, profession or post) is Group Company Chief Financial Officer (CFO).

(2) Party B’s main work task and responsibility are                                                      .

(3) Due to Party A’s change in production and management (operation), Party A may adjust Party B’s position, without good cause Party B shall obey Party A’s arrangement, and both parties shall amend the contract according to law.

III Work place

(1) Part B’s work place is: Zhongshan City

(2) According to Party A’s production and management need to appoint Party B to other than work place as prescribed above, both parties shall reconfirm after consultation.

IV Working hour, Rest and Vacation

Party A shall according to relevant regulations combine the needs of production and operation, offering Party B flexible work hours, rest and vacation, Party B shall obey company’s relevant management system.

V Payment of labor

(1) Wages of Party B’s normal working hours shall not be lower than the local minimum wages limit.

Party B’s wages is ¥        Yuan/ month, bonus according to company’s operation and staff’s performance appraisal.

(2) Party A according to company’s operation and wage allocation method accordance with law adjust Party B’s wages, in seven days after adjusting, if Party B has no objection is regarded to agree.

(3) Party A stipulate every month before 30th to pay last month’s wages, in case of holidays or rest days, it may advance or delay to the first day after holiday or rest day.

VI Social insurance and Benefits

During the contact, Party A according to national and local relevant regulations, pays social insurance fee for Party B, Party B shall bears part of the fee, Party A shall deduct from the wages, party B shall not refuse.

VII Labor protection, Labor condition and occupational hazard protection

(1) Party A shall implement national relevant regulations and standards of labor protection, effectively protect Party B’s safety and heath in production and working; working hours, job content, requirement of work quality shall be appointed and stipulated by Party A.

(2) Parry A shall carry out the training to Party B on knowledge of safety production, law education, operating instructions and other technology training. Party B shall attend the above-mentioned training, strictly observed safety and hygiene regulations, rules, system and operation instructions which relating to Party B’s position.

(3) Party B shall work the best for Party A, no longer engage in any part-time job in other enterprise or unit, also shall not damage directly or indirectly Party A and Party A’s personnel, finance, credit, information and intellectual property etc. During Party B’s tenure, the research, invention, design, improvement and production produced by Party B for performing his duties, all belong to Party A, the obtained patent right and copyright also belong to Party A.

VIII Rules and Regulation

(1) Rules and regulations established by Party A through democratic processes, including without limitation:

1. Employee Manual

2.

3.

4. Other rules and regulation that established through democratic processes.

(2) Above rules and regulations, Party A has put it out for public when signing this contract, and accurately informs Party B its content; Party B understood clearly, Party B agreed to obey management, strictly obey Party A’s rules and regulations, observe safety regulation for operation, complete work task on time.

(3) Party A according to rules and regulations, adjust, promote or demote Party B’s operating post and position, or fine Party B due to he breaks the rules and regulations, is part of Party A’s personnel management power, Party B shall obey.

IX Confidentiality

(1) Party A shall not publicize or divulge Party B’s information without Party B’s agreement.

(2) Party B understands the importance of his current work to Party A, any leakage of working, business, personnel, wages, and production etc. information will cause great damage to company. During Party B’s tenure and after Party B’s leaving, Party B shall never privately copy or keep any information, also shall not leak any information which received from party A to any other party, shall not assistant any other party to get the information. Base on business confidentiality, Party B shall not take any equipment, productions, and documents etc. which belong to Party A out from company.

(3) Party B has an obligation to keep Party A’s business secret, Party A’s business secret including but not limited to:                     /                    . Both parties shall sign other confidentiality agreement, such provision shall prevail.

X Modification of contract

Parry A and Party B shall through equal consultation to modify this contract, the modification takes effect when both parities signing or sealing.

After consult with Party B, Party A is entitled to arrange Party B’s task object, in-service training, promotion, technical knowledge training, Parry B shall obey.

XI Rescission of contract

(1) This contract can be rescinded through both parties’ consultation.

(2) Where one of the following happens, Party A can unilaterally rescind this contract:

1. During the probation period, Party B is proved to be inconsistent with employment condition.

2. In term of office, if Party B is found making false qualifications, unworthy of his name, unqualified for the position, Party A can rescind the contract unconditionally.

3. If Party B seriously violates Party A’s rules and regulation and labor discipline, Party A can rescind this contract according to rewards and punishment regulation.

4. After Party B’s regulated medical treatment period due to his illness or industrial injury, confirmed by labor appraisal committee that Party B cannot perform the original job, Party A can rescind this contract according to law.

5. When Party A changes the technology and operation, Party B is not qualified for the position, Party A can rescind this contract.

6. Serious dereliction of duty, jobbery or other misconduct which cause great damage to Party A’s economy, reputation.

7. Unplanned birth during contract period.

8. Party B is not qualified for the job, after training or adjusting jobs still be unqualified.

9. If Party B encroach Party A’s cooperate assets (include human assets/ financial assets/ information assets/ credit assets/ intellectual assets etc.) or leak Party A’s company secrets (include product secret/ personnel secret/ salary secret/ commercial secret), Party A shall punish Party B by unconditionally rescind this contract.

(3) According to labor law, other laws and regulations, Party B can rescind this contract. When Party B terminate this contract, shall inform Party A in written form 30 days in advance, during probation period, shall inform Party A in written form 3 days in advance.

Party B shall inform Party A 30 days in advance as regulated, after department head’s approval can terminate this contract. If Party B fails to inform 30 days in advance, is regarded as Party B give up one month wages. Due to Party B’s failure to inform Party A 30 days in advance and cause Party A’s loss, Party B shall compensate for it.

XII Termination of contract

Where one of the following happens, this contract terminates automatically:

(1) When this contract expires, Party B is not willing to extend this contract,

(2) Other circumstance specified in laws or administrative statues.

XIII Renew labor contract

Party A and Party B sign fixed term labor contract, within 30 days prior to the expiration of the contract, Party B shall apply extend the contract to Party A in written form, if Party A agree to extend the contract, shall deal with the contract extension in time; if Party B fail to apply in the above mention period to apply for extension, is regarded as give up the right to extend labor contract.

XIV Job handover

Within 7 day before this contract terminate or rescind, Party B shall complete all the handover with Party A, finish all the handover procedures, after Party A confirm Party B’s job handover, shall calculate the unpaid salary according to company’s regulations.

XV Legal liability

1. Party A rescind this contract by violating this contract agreement or law rules, cause damage to Party B, shall bear the compensation responsibility.

2. Party B rescind this contract by violating this contract agreement or law rules, cause damage to Party B, shall bear the compensation responsibility.

3. Party B sign contract with Party A by using false identity card, diplomas, job qualification certificate etc fraudulent means, this contract avoided, Party B shall bear the compensation responsibility to Party A’s loss.

XVI Others

1. Blanks in this contract shall be filled through both parties consultation and confirmation, blanks do not need to fill tick with “/”. For issues not stipulated in this contract, Party A and Party B shall sign a supplement agreement.

2. This contract is made out in 2 originals, both parties hold one; it takes effect after both parties’ signing or sealing. Party B shall notice such word in Party A’s contract as “Party B received another original contract”, to confirm Party B signed and received this original contract, so that Party A can set up Party B’s personal file.

3. Party B agreed                                             (detailed address) as mailing address, if Party A delivery notifications to Party B without Party B’s sign in, Party A will send by registered letter, after delivery 7 days, is regarded as received. If Party B change mailing address, shall inform Party A in written form in time.

Party A (seal):	Party B (sign or seal):

Date:	Date: